Exhibit 5.1

Sullivan & Worcester Tel Aviv 28 HaArba’a St. HaArba’a Towers North Tower, 35th Floor Tel-Aviv, Israel	+972-747580480 sullivanlaw.com

November 25, 2024

To:

Alarum Technologies Ltd.

30 Haarba’a Street,

Tel-Aviv 6473926, Israel

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as Israeli counsel to Alarum Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with its registration statement on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), which registers the offer, issuance and sale by the Company, from time to time, of up to $100 million aggregate maximum offering price of American Depositary Shares (“ADS”), each ADS representing ten (10) of the Company’s ordinary shares, no par value per share (the “Ordinary Shares”, and the “Securities”, respectively), which may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

We are acting as Israeli counsel for the Company in connection with the Registration Statement. In connection herewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, to which this opinion is attached as an exhibit, (ii) a copy of the articles of association of the Company (the “Articles”); (iii) resolutions of the board of directors of the Company (the “Board”) which have heretofore been approved and which relate to the Registration Statement and the actions to be taken in connection with the offering of the securities; and (iv) such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

We have also assumed the truth of all facts communicated to us by the Company and that all minutes of meetings of the Board and the shareholders of the Company that have been provided to us are true and accurate and have been properly prepared in accordance with the Articles and all applicable laws. We have assumed, in addition, that at the time of the execution and delivery of any definitive purchase, underwriting or similar agreement between the Company and any third party pursuant to which any of the Securities may be issued (a “Securities Agreement”), the Securities Agreement will be the valid and legally binding obligation of such third party and enforceable against such third party in accordance with its terms. We have further assumed that at the time of the issuance and sale of any of the Securities, the terms of the Securities, and their issuance and sale, will have been established so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

We have further assumed that at the time of issuance and to the extent any such issuance would exceed the maximum share capital of the Company currently authorized, the number of Ordinary Shares that the Company is authorized to issue shall have been increased in accordance with the Company’s Articles such that a sufficient number of Ordinary Shares are authorized and available for issuance under the Articles.

Based upon and subject to the foregoing, we are of the opinion that, assuming (i) the taking of all necessary corporate action to authorize and approve the issuance of any ADSs and any Ordinary Shares underlying such ADSs, the terms of the offering thereof and related matters (the “Authorizing Resolutions”); (ii) the Registration Statement has become effective under the Securities Act; (iii) if necessary, an appropriate prospectus supplement with respect to the offering of the ADSs and the Ordinary Shares underlying the ADSs has been prepared, filed and delivered in compliance with the Securities Act and the applicable rules promulgated thereunder; (iv) the approval by the Board of, and entry by the Company into, and performance by the Company under, any applicable Securities Agreement, in the form filed as an exhibit to the Registration Statement, any post-effective amendment thereto or to a Report on Form 6-K, pursuant to which the ADSs and the Ordinary Shares underlying such ADSs may be issued and sold; and (v) receipt by the Company of the consideration for the ADSs and the Ordinary Shares underlying the ADSs as provided for in the Authorizing Resolutions and in accordance with the provisions of any such Securities Agreement, pursuant to which the Ordinary Shares underlying ADSs may be issued, the Ordinary Shares underlying the ADSs will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar, and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters.

This opinion is rendered to you in connection with the filing of the Registration Statement. This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by purchasers and holders of the securities covered by the Registration Statement currently entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of the SEC’s Regulation S-K promulgated under the Securities Act.

Very truly yours,

/s/ Sullivan & Worcester Tel-Aviv (Har-Even & Co.)
Sullivan & Worcester Tel-Aviv (Har-Even & Co.)